Exhibit 10.7

STOCK SALE AND PURCHASE AGREEMENT

          THIS Agreement made and entered into this the 14th day of August, 2007, by and between Incentra Solutions, Inc., a Nevada corporation (“Purchaser”), and Paul Chopra (“Chopra”).

          WHEREAS, Purchaser desires to purchase all of the right, title and interest which Chopra has or claims to have in Helio Solutions, Inc., a California corporation (hereinafter “the Company”);

          WHEREAS, Chopra desires to sell all of his ownership in the Company to Purchaser;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Sale of Stock. Subject to the conditions precedent set forth in Paragraph 3 hereof, Chopra does hereby agree to sell, convey and transfer to Purchaser, and Purchaser does hereby agree to purchase all of Chopra’s right, title and interest in the Company, including the 713,333 shares of the Company evidenced by stock certificate numbers 4 and 5 (hereinafter “Helio Stock”) at the purchase price set forth in Paragraph 2 below.

2.

Purchase Price. (a) The total purchase price to be paid by Purchaser for the Helio Stock and any other interests of Chopra in the Company shall be $2,370,000.00 plus 1,000,000 shares of unregistered Purchaser Common Stock. The Purchase Price due Chopra shall be paid to Chopra at Closing as follows:

	(i)	cash in the amount of $1,600,000.00 (the “Cash Consideration”);

	(ii)	an unsecured convertible promissory note in the amount of $770,000.00, bearing interest at the rate of 8% per annum, in the form attached hereto as

Exhibit A (the “Convertible Note”); and

		(iii)	1,000,000 shares of unregistered Common Stock of Purchaser (the “Purchase Consideration Stock”).

(b) If, after the date hereof and prior to the Closing, the outstanding shares of Purchaser Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an “Adjustment Event”), the Purchase Consideration Stock shall be adjusted correspondingly to obligate Purchaser to issue, and provide to Chopra the right to receive, the number of shares of Purchaser Common Stock or other securities or property of Purchaser to which a holder of the Purchase Consideration Stock would have been entitled on the occurrence of such Adjustment Event. Notwithstanding the foregoing provision, the aggregate amount of the Cash Consideration and the principal amount of the Convertible Note shall not change under any circumstances.

3.	Conditions Precedent to Sale.

(a) The obligation of Purchaser to purchase the Helio Stock and all other interests of Chopra in the Company pursuant to this Agreement is specifically subject to and conditioned on the following:

(i)

A Settlement Agreement and Mutual Release in the form attached hereto as Exhibit B shall have been entered into by all of the parties to each of Case No. CIV 462802, Superior Court of California, County of San Mateo (Chopra v. Helio Solutions, Inc., et. al.) and Case No. 1-06-CV-062181, Superior Court of

California, County of Santa Clara (Chopra v. Helio Solutions, Inc., et. al.), any and all contingencies or conditions of such Mutual Release and Settlement Agreement shall have been satisfied, and Chopra’s counsel in the aforesaid cases shall have executed and delivered to Helio’s counsel in the aforesaid cases Requests for Dismissal with Prejudice in accordance with Paragraph 2 of the Settlement Agreement and Mutual Release.

(ii)	Purchaser and Chopra shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit C and made a part hereof (the “Registration Rights Agreement”).

(iii)

Each of the other parties thereto has waived any and all rights which each of them may have under the Entity Purchase Buy-Sell Agreement between such parties, dated May 3, 2001 related to the purchase and sale of stock in the Company, and they shall have consented to the transfer and conveyance of the Helio Stock contemplated by this Agreement notwithstanding any of the provisions or restrictions contained in said Entity Purchase Buy-Sell Agreement.

(iv)	Purchaser shall have acquired One Hundred Percent (100%) of the Company stock owned by other than Chopra (the “Helio Majority Stock”) prior to or concurrently with the Closing under this Agreement.

(b) The obligation of Chopra to sell the Helio Stock to Purchaser and perform Chopra’s other obligations hereunder shall be subject to and conditioned upon:

(i)	Delivery to Chopra at Closing of the Cash Consideration, the Convertible Note and the Purchase Consideration Stock;

(ii)	Purchaser and Chopra shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit C and made a part hereof (the “Registration Rights Agreement”); and

(ii)

Delivery to Chopra of an officer’s certificate from Purchaser in the form attached hereto as Exhibit D and made a part hereof certifying that the Board of Directors of Purchaser has approved the purchase of the Helio Stock and other transactions contemplated hereunder.

4.	Chopra Representations and Warranties. As of the date hereof and on the Closing Date, Chopra warrants and represents as follows:

	(a)	Chopra has the full right, power and legal authority to sell, convey and transfer the Helio Stock and has not assigned or granted any rights in or to the Helio Stock;

	(b)	Chopra is an “accredited investor” as defined in Rule 501(a)(5) or (6) under the Securities Act of 1933, as amended (the “Securities Act”);

(c)

Chopra is acquiring the shares of Purchaser Common Stock to be issued hereunder for investment for his own account, and not for the account of another person and not with a view to, or for sale in connection with, any distribution, assignment, or resale of any part thereof in violation of the Securities Act, nor with any present intention of any such distribution, assignment, or resale. Chopra understands that the shares of Purchaser Common Stock to be issued to him hereunder have not been and will not be, registered in the United States under the Securities Act or applicable state securities laws, and may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or unless disposed of in a transaction exempt from such laws, such as in compliance with Rule 144 promulgated by the SEC, and that certificates representing the shares of Purchaser Common Stock shall bear legends to this effect. Chopra understands that Purchaser’s issuance of shares of Purchaser Common Stock contemplated by this Agreement is intended to be exempt from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Chopra’s representations as expressed herein. Chopra is not a party to nor bound by any agreement regarding the ownership or disposition of the shares of Purchaser Common Stock other than this Agreement.

(d)

Chopra has made independent investigation of Purchaser and related matters as (i) he deems to be necessary or advisable in connection with his investment in and acceptance of the shares of Purchaser Common Stock to be issued to him hereunder and (ii) he believes to be necessary in order to reach an informed decision as to the advisability of making an investment in and accepting the shares of Purchaser Common Stock to be issued to him hereunder. Without limiting the foregoing, Chopra has reviewed Purchaser’s publicly-available SEC filings. In evaluating his investment in and acceptance of the shares of Purchaser Common Stock to be issued to him hereunder, Chopra has not relied upon any representation or other information (oral or written) other than as set forth in this Agreement or in such Purchaser SEC filings.

(e)	Chopra has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Purchaser

Common Stock as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. Chopra is not relying on Purchaser for advice with respect to economic considerations involved in his acquisition and acceptance of the shares of Purchaser Common Stock.

(f)

Chopra has not engaged any broker, investment banker, financial advisor, finder, consultant or other person who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the sale of the Helio Stock and the transactions contemplated by this Agreement and shall hold Purchaser harmless from any claims through Chopra for such fees.

5.	Purchaser Representations and Warranties. As of the date hereof and on the Closing Date, Purchaser warrants and represents as follows:

(a)

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and requisite authority to carry on its business as presently being conducted. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Purchaser. For purposes of this Agreement, Material Adverse Effect shall mean any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of Parent and its subsidiaries, considered as an entirety.(b) The authorized capital stock of Purchaser consists of 200,000,000 shares of common stock, $.001 par value (the “Purchaser Common Stock”), and 5,000,000 shares of Series A Preferred Stock, par value $.001 per share, of Purchaser (“Purchaser Preferred Stock”). As of the date hereof: (i) 13,087,142 shares of Purchaser Common Stock were issued and outstanding and 5,000,000 shares of Parent Common Stock will be issued concurrently with the Closing as partial initial consideration for the Helio Majority Stock (as defined in Section 3(a)(iv) above; (ii) no shares of Purchaser Common Stock were held by Purchaser in its treasury; (iii) no shares of Purchaser Common Stock were held by subsidiaries of Purchaser; (iv) approximately 3,367,486 shares of Purchaser Common Stock were reserved for issuance pursuant to stock-based plans (such plans, collectively, the “Purchaser Stock Plans”), all of which are subject to outstanding employee stock options or other rights to purchase or receive Purchaser Common Stock granted under the Purchaser Stock Plans (collectively, “Purchaser Employee Stock Options”); (v) 964,286 shares of Purchaser Common Stock are reserved for issuance pursuant to convertible notes, (vi) 7,703,118 shares of Purchaser Common Stock were reserved for issuance pursuant to outstanding warrants. As of the date hereof, (w) 2,466,971 shares of Purchaser Preferred Stock were issued and outstanding; (x) no shares of Purchaser Preferred Stock were held by Purchaser in its treasury; (y) no shares of Purchaser Preferred Stock were held by subsidiaries of Purchaser;

and (z) 16,551 shares of Purchaser Preferred Stock were reserved for issuance pursuant to outstanding warrants. (c) All outstanding shares of capital stock of Purchaser have been, and all shares thereof which may be issued pursuant to this Agreement or otherwise (including upon the conversion of the Convertible Note) will be, when issued, duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, the Purchaser’s articles of incorporation or any agreement to which Purchaser is a party or by which Purchaser may be bound. Except as set forth in this Section and except for changes since the date of this Agreement resulting from the exercise of Purchaser’s employee stock options outstanding on such date, there are outstanding (i) no shares of capital stock or other voting securities of Purchaser, (ii) no securities of Purchaser convertible into or exchangeable for shares of capital stock or voting securities of Purchaser, and (iii) no options or other rights to acquire from Purchaser, other than Employee Stock Options, and no obligation of Purchaser to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock of Purchaser.

(d)

Purchaser has a sufficient number of duly authorized but unissued shares of Purchaser Common Stock to issue the maximum number of such shares contemplated by Section 2 of this Agreement and upon conversion of the Convertible Note. The shares of Purchaser common stock to be issued and delivered hereunder will be duly and validly issued, fully paid and non-assessable, free and clear of all encumbrances.

(e)

Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings required to be taken by or on the part of Purchaser to authorize Purchaser to execute, deliver and perform this Agreement and the other agreements to be executed and delivered by Purchaser in connection herewith and to consummate the transactions contemplated hereby and thereby have been duly and validly taken. This Agreement constitutes a valid and binding agreement, and the other agreements to be executed and delivered by Purchaser in connection herewith when so executed and delivered will constitute valid and binding agreements, of Purchaser.

(f)

Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (a) any provision of any of the governing documents of Purchaser or (b) any resolution adopted by the Board of Directors or the Shareholders of Purchaser;

(ii)

Breach or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated herein, or to exercise any remedy or obtain any relief under any rule, ordinance, contract, order, decree, or agreement under any legally binding arrangement to which Purchaser is subject;

(iii)

Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit or governmental authorization that is held by Purchaser or that otherwise relates to the business of Purchaser;

(iv)

Result in a violation or Breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, specifically including but not limited to agreements between Purchaser and Laurus Master Fund or its affiliates; and

(v)

Purchaser is current with respect to filings required to be made by it with the SEC except for that Form 8-K/A due to be filed including the historical audited financial statements of Network System Technologies, Inc., a wholly owned subsidiary of Purchaser, a delinquency for which

Purchaser is entitled to relief that Purchaser is in the process of obtaining, and a delinquency which has no impact on Purchaser’s ability to register securities for resale by Chopra and which does not affect Purchaser’s filing status or standing on the OTC Bulletin board.

(g)

Purchaser has not engaged any broker, investment banker, financial advisor, finder, consultant or other person other than Pagemill Partners, LLC who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, compensation or commission, however and whenever payable, in connection with the purchase of the Helio Stock and the transactions contemplated by this Agreement. Purchaser shall be solely responsible for any fees charged by Pagemill Partners, LLC, and shall hold Chopra harmless from any claims through Purchaser for such fees, and from broker’s, finder’s, financial advisor’s or other similar fees of any other person claiming through Purchaser.

6.	Release.

(a)

For and in consideration of the sums specified in this Agreement and the performance of all other terms, conditions and covenants of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Closing, Chopra releases and forever discharges Purchaser, its officers, directors, employees, agents and attorneys from any and all claims, demands, actions, causes of action, injuries and damages, of any kind known or unknown existing, arising out of or in any way connected with (i) Purchaser’s purchase of the Helio Stock and/or any other interests in or to Helio, whether owned by Chopra or others, and (ii) otherwise related to Helio and/or his ownership therein and accruing on or prior to the Closing Date;

provided, however, such release shall not apply if Purchaser fails to perform its obligations under this Agreement, the Registration Rights Agreement and/or the Convertible Note.

(b)

Chopra acknowledges that there is a risk that, subsequent to the execution of this Agreement, he may incur, suffer or sustain injury, loss, damages, costs, attorney’s fees, expenses, or any of these, which are in some way caused by and/or connected with the parties hereto; or which are unknown and unanticipated at the time this Agreement is signed, or which are not presently capable of being ascertained. Chopra further acknowledges that there is a risk that such damages as are known may become more serious than he now expects or anticipates. Nevertheless, Chopra acknowledges that this Agreement has been negotiated and agreed upon in light of those risks and he hereby expressly waives all rights he may have in any such unknown claims and assumes the risk that the facts and law pertaining to the matters referred to in 6(a) above may change or be different than is now known to him. In so doing, Chopra has had the benefit of counsel, and has been advised of, understands, and knowingly and specifically waives his rights under California Civil Code Section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her, must have materially affected his or her settlement with the debtor.

7.

Closing Date. The Closing Date shall be at a time agreed upon by the parties which shall be concurrent with or as soon as practicable after the closing of Purchaser’s acquisition of the Helio Majority Stock. At the Closing, all documents shall be executed and funds delivered as is necessary to complete such purchase. A stock certificate or certificates representing the Purchaser Common Stock to be issued to Chopra shall be delivered at Closing.

8.	The parties shall, contemporaneously herewith or hereafter, execute such additional documents as may be reasonably necessary to evidence or effectuate the terms of this Agreement.

9.

No action or failure to act by the parties hereto shall constitute a waiver of any right or duty afforded them hereunder, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach hereunder, except as may be specifically agreed in writing.

10.

This Agreement, and any of its terms, conditions and provisions may be modified, amended, altered, supplemented, added to, canceled or terminated only by mutual agreement in writing signed by all the parties hereto.

11.

This Agreement constitutes the entire agreement between the parties and supersedes and replaces any and all other negotiations, conversations, understandings and/or agreements, written, oral, implied or otherwise.

12.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, but all such multiple counterparts shall constitute but a single instrument. This Agreement may be executed by facsimile copy.

13.

The rights, obligations, guarantees, warranties, representations and agreements set forth in this Agreement shall survive the closing of the sale contemplated by this Agreement and the payment of funds hereunder, shall not be affected by any reviews, audits, and/or searches performed by or on behalf of Purchaser prior to said closing, and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of all the parties hereto.

14.

If it becomes necessary for any party to enforce this contract by employing an attorney, such party shall be entitled to collect reasonable attorney’s fees, and court costs from the non-performing party.

15.

This Agreement shall be governed by the laws of the State of California without regard to its conflicts of laws provisions, notwithstanding the fact that one or more of the parties to this Agreement is now or may become a resident or citizen of a different state. The invalidity, illegality, or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid, illegal, or unenforceable provision had been omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date set forth above.

CHOPRA

By:

Paul Chopra

INCENTRA SOLUTIONS, INC.

By:

Thomas P. Sweeney III
Chief Executive Officer

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

EXHIBIT B

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

PURCHASER OFFICER’S CERTIFICATE